NEWS RELEASE

CONTACT:
CONMED Corporation
Robert Shallish
Chief Financial Officer
315-624-3206

Financial Dynamics
Investors: Julie Huang/Theresa Kelleher
212-850-5600

FOR RELEASE: 7:00 AM (Eastern) October 26, 2006

CONMED Corporation Announces Third Quarter 2006 Results
- Arthroscopy Sales Grow 9.2% -
- Powered Surgical Instrument Sales Grow 8.9% -

Utica, New York, October 26, 2006 ----- CONMED Corporation (Nasdaq: CNMD) today announced financial results for the third quarter ended September 30, 2006. Sales for the 2006 third quarter were $155.0 million compared to $150.0 million in the third quarter of 2005. Net income equaled $3.3 million, or $0.12 per diluted share for the quarter, compared to $7.9 million, or $0.26 per diluted share in the third quarter of 2005, based on a diluted weighted average share count of 28.1 million shares for the quarter ended September 30, 2006.

Excluding transition charges related to an acquisition and other unusual charges (see commentary below and attached reconciliation for additional information), non-GAAP net income for the third quarter was $6.3 million, or $0.22 per diluted share, compared to third quarter 2005 non-GAAP net income of $9.6 million, or $0.32 per diluted share. In January 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (“SFAS 123R”), which requires companies to recognize the cost of stock options and other stock-based payments as compensation expense. As a result of adopting SFAS 123R, the $0.12 diluted earnings per share and $0.22 non-GAAP diluted earnings per share were lower by approximately $0.03 per share in the September 2006 quarter than they otherwise would have been.

Mr. Joseph J. Corasanti, President and Chief Operating Officer, noted, “Our orthopedic business which consists of the arthroscopic product line for soft tissue repair and the powered surgical instruments product line for a wide range of surgical procedures contributed to our solid third quarter results. Both of these product lines generated 9% growth over the same quarter last year. Our capital equipment business continued its sequential quarterly improvement by growing 20% over the third quarter of 2005 with increases in video imaging products, powered surgical instrument handpieces, integrated systems installations and electrosurgical generator sales. This is the fourth quarter in a row where the capital products have sequentially had revenue increases over the immediately preceding quarter.”

Sales outside the United States were $59.5 million in the third quarter of 2006 growing 11.9% overall and 8.4% on a constant currency basis compared to the third quarter of 2005. For the nine months ended September, 2006, international sales have grown to 38.4% of the Company’s total sales compared to 36.9% of sales in the first nine months of 2005.

CONMED News Release Continued	Page 2 of 10	October 26, 2006

The Company’s cash flow continued to be strong with cash from operations totaling $40.8 million for the nine months ended September, 2006. This enabled the Company to reduce its senior credit lines and other borrowings by $7.0 million, reduce the receivable financing program by $3.0 million and grow cash balances by $10.0 million. Additionally, the Company repurchased $7.8 million of its common stock during the first nine months of 2006.

Following is a summary of the Company’s sales by product line for the three months ended September 30, 2006 (in millions):

	Three Months Ended September 30,
				Constant
				Currency
	2005	2006	Growth	Growth
	(in millions)

Arthroscopy	$50.2	$54.8	9.2%	6.9%

Powered Surgical Instruments	30.5	33.2	8.9%	6.6%

Electrosurgery	22.4	23.4	4.5%	4.5%

Endoscopic Technologies	15.2	12.7	-16.4%	-16.4%

Endosurgery	12.9	12.6	-2.3%	-2.3%

Patient Care	18.8	18.3	-2.7%	-2.7%

	$150.0	$155.0	3.3%	2.1%

Although the Endosurgery and Patient Care product lines had slight pull-backs of 2-3% from third quarter 2005 sales amounts, the Company believes these quarterly variations are caused by dealer ordering patterns rather than being indicative of end-user sales. The Endoscopic Technologies line, accounting for approximately 8% of the Company’s sales during the quarter, experienced a revenue decline in the third quarter due to the termination of its distribution arrangement for the Onco-Life product and due to production matters at a contract assembly operation in Juarez, Mexico. The Company believes the issues giving rise to the product shortage have been identified, and has taken corrective action with the contract assembly operations.

As has been previously discussed, the Company’s profitability in the latter half of 2005 and in 2006 has been impacted by several factors including increased costs of production caused by higher petroleum based plastic raw materials and transportation, litigation costs, quality initiatives, greater research and development expenditures, and higher interest costs. During 2006, management has initiated a number of profit improvement initiatives including selective price increases, plant rationalization by closing the Montreal facility and consolidating its functions into other facilities, and manufacturing cost improvements resulting in sequential operating margin improvement. For the third quarter 2006, operating margin excluding non-cash stock option expense, and acquisition and other unusual charges, was 9.6% of sales compared to 7.5% in the fourth quarter of 2005 and 9.3% in the first half of 2006.

In the third quarter of 2006, the Company completed the filing of its U.S. Federal income tax return and identified additional credits to its 2005 income tax expense than had been originally anticipated. These additional benefits are associated with the research and development tax credit and the extraterritorial income (“ETI”) provisions of the income tax code. Accordingly, the benefit of approximately $600,000 was recorded as a reduction of income tax expense in the third quarter.

CONMED News Release Continued	Page 3 of 10	October 26, 2006

Nine Month Results

For the nine months ended September 30, 2006, CONMED reported revenues of $476.9 million, a 2.8% increase from the $464.1 million in the first nine months of last year. Net income for the first nine months of 2006 was $11.1 million, $0.39 per diluted share, compared to $29.2 million and $0.98 per share in the first nine months of 2005. Non-GAAP net income for the first nine months of 2006 was $18.8 million, or $0.67 per diluted share, (excluding acquisition transition and other charges) compared to non-GAAP net income of $36.5 million, or $1.22 per diluted share, for the nine months ended September 30, 2005 (please see attached schedule for full explanation of transition and other charges). Adoption of SFAS 123R regarding expensing of stock options and other stock-based payments in 2006 caused diluted earnings per share and non-GAAP diluted earnings per share to be reduced by $0.08 for the nine months ended September 2006.

Following is a summary of the first nine months of 2006 sales by product line in millions of dollars:

	Nine Months Ended September 30,
				Constant
				Currency
	2005	2006	Growth	Growth
	(in millions)

Arthroscopy	$159.0	$168.3	5.8%	5.2%

Powered Surgical Instruments	99.9	100.7	0.8%	0.2%

Electrosurgery	65.9	70.9	7.6%	7.6%

Endoscopic Technologies	44.4	42.1	-5.2%	-5.2%

Endosurgery	38.1	37.8	-0.8%	-0.8%

Patient Care	56.8	57.1	0.5%	0.5%

	$464.1	$476.9	2.8%	2.4%

Outlook

Mr. Corasanti concluded, “The third quarter of 2006 demonstrates that we are making progress on the Company’s profitability goals by substantially growing our largest product lines with progressing operating margin improvement. Typically, the third quarter of the year historically has a weaker operating margin sequentially because of seasonal factors; the decline did not occur this year because of our focus on profit improvement. For the upcoming fourth quarter, we anticipate revenues in the range of $163-$167 million and pro-forma diluted earnings per share (excluding transition and unusual charges) of $0.20-$0.25. This fourth quarter estimate includes anticipated additional spending for trial preparation related to the antitrust litigation we have previously mentioned concerning a competitor.”

“Looking out to 2007, we have updated our forecast based on current conditions. We foresee 2007 sales growing in the range of 5% over 2006 sales with the resulting diluted earnings per share approximating $1.20 - $1.30, a significant increase from the expected 2006 pro-forma diluted earnings per share of $0.86-$0.91. We believe this earnings growth is possible in 2007 by growing our revenues and leveraging the Company’s fixed-cost structure as well as continuing to realize the benefits of steps being taken to improve margins and reduce costs,” noted Mr. Corasanti.

CONMED News Release Continued	Page 4 of 10	October 26, 2006

Acquisition and Unusual Charges

As a result of the acquisition of the Endoscopic Technologies product line, the Company had been purchasing the finished goods from the former owner until transfer of the manufacturing process to the Company’s facilities. During the second quarter of 2006, manufacturing of the vast majority of the products had begun in the Company’s facilities. However, first-in first-out (“FIFO”) inventory accounting requires that the higher cost purchased inventory be sold before the expected lower-cost self-manufactured inventory is sold. The Company has noted this difference in cost, as well as certain other costs associated with the start-up of production, as a pro-forma adjustment to GAAP income amounts.

In the third quarter of 2006, the Company continued to complete the previously announced surgical light replacement program and expensed $1.0 million as an unusual charge. In 2004 the Company ceased selling its own brand of surgical lights and initiated a program to replace all of its surgical lights currently in use with other manufacturers’ lights. The replacement program required access to operating rooms which is granted at the discretion of the affected hospitals. The replacement program will be finalized when the remaining three hospitals grant access allowing the replacement to occur. The Company estimates the remaining cost will approximate $0.8 million.

In September 2006, the Company announced the closing of its Integrated Systems assembly operation in Montreal, Canada. Future assembly of the pendants and service manager cabinets associated with the Company’s integrated systems line will be absorbed by other of the Company’s facilities and/or outsourced to a contract manufacturer. In the 2006 third quarter, the Company incurred severance charges of $429,000 associated with the closing. Additional closing costs are expected in the fourth quarter of 2006.

In April 2006, the Company refinanced its debt, resulting in a reduced interest rate and increased availability. The deferred financing fees associated with the previous debt were written off in the second quarter of 2006 amounting to $678,000.

During the second quarter of 2006, the Company was notified that the supplier of certain of its pulse oximetry products could no longer provide product because of the settlement of a patent dispute with a third party. Because the Company can no longer assure customers of a continuing supply of these products, the Company has discontinued their marketing and charged off inventory valued at $595,000. The discontinuation of these products is not expected to have a material impact on the Company’s sales or results of operations. This matter does not affect the vast majority of the Company’s pulse oximetry products and also does not affect sales of its proprietary Pro2® pulse oximetry line.

Conference Call

The Company will webcast its third quarter 2006 conference call live over the Internet on Thursday, October 26, 2006 at 10:00 a.m. Eastern Time. This broadcast can be accessed from CONMED's web site at www.conmed.com. Replays of the call will be made available through November 2, 2006.

CONMED Profile

CONMED is a medical technology company with an emphasis on surgical devices and equipment for minimally invasive procedures and monitoring. The Company’s products serve the clinical areas of arthroscopy, powered surgical instruments, electrosurgery, cardiac monitoring disposables, endosurgery and endoscopic technologies. They are used by surgeons and physicians in a variety of specialties including orthopedics, general surgery, gynecology, neurosurgery, and gastroenterology. Headquartered in Utica, New York, the Company’s 3,100 employees distribute its products worldwide from several manufacturing locations.

Forward Looking Information

This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The forward-looking statements in this press release involve risks and uncertainties which could cause actual results, performance or trends, to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the failure of any one or more of the assumptions stated above, to prove to be correct; (ii) the risks relating to forward-looking statements discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005; (iii) cyclical purchasing patterns from customers, end-users and dealers; (iv) timely release of new products, and acceptance of such new products by the market; (v) the introduction of new products by competitors and other competitive responses; (vi) the possibility that any new acquisition or other transaction may require the Company to reconsider its financial assumptions and goals/targets; and/or (vii) the Company’s ability to devise and execute strategies to respond to market conditions.

CONMED News Release Continued	Page 5 of 10	October 26, 2006

CONMED CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share amounts)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2006	2005	2006

Net sales	$149,970	$154,981	$464,105	$476,920

Cost of sales	72,205	77,697	219,576	239,373
Cost of sales, acquisition-transition -
Note A	1,811	2,553	5,976	7,142

Gross profit	75,954	74,731	238,553	230,405

Selling and administrative - Note B	52,649	56,219	158,740	172,716
Research and development	6,409	7,262	18,633	22,585
Other expense - Note C	779	2,066	5,255	4,220
	59,837	65,547	182,628	199,521

Income from operations	16,117	9,184	55,925	30,884

Loss on early extinguishment of debt	-	-	-	678

Interest expense	4,034	4,962	11,364	14,503

Income before income taxes	12,083	4,222	44,561	15,703

Provision for income taxes	4,169	890	15,374	4,617

Net income	$7,914	$3,332	$29,187	$11,086

Per share data:

Net Income
Basic	$.27	$.12	$.99	$.40
Diluted	.26	.12	.98	.39

Weighted average common shares
Basic	29,470	27,888	29,358	27,999
Diluted	29,951	28,134	29,853	28,241

Note A - Included in cost of sales in the three and nine months ended September 30, 2005 are approximately $1.8 million and $6.0 million, respectively, in acquisition-transition related costs. Included in cost of sales in the three and nine months ended September 30, 2006 are approximately $2.6 million and $7.1 million, respectively, in acquisition-transition related costs.

Note B - Included in selling and administrative expense in the three and nine months ended September 30, 2006 are approximately $1.0 million and $2.6 million, respectively, of share-based payment expense.

CONMED News Release Continued	Page 6 of 10	October 26, 2006

Note C - Included in other expense in the three months ended September 30, 2005 are the following: $0.1 million in costs related to the termination of a product offering and $0.7 million in acquisition-related costs. Included in other expense in the nine months ended September 30, 2005 are the following: $0.7 million in environmental settlement costs, $1.1 million in costs related to the termination of a product offering and $3.5 million in acquisition-related costs.

Included in other expense in the three months ended September 30, 2006 are the following: $0.4 million in plant closure costs, $1.0 million in costs related to the termination of a product offering and $0.6 million in acquisition-related costs. Included in other expense in the nine months ended September 30, 2006 are the following: $0.4 million in plant closure costs, $0.6 million in costs related to the write-off of inventory in settlement of a patent dispute, $1.1 million in costs related to the termination of a product offering and $2.1 million in acquisition-related costs.

CONMED News Release Continued	Page 7 of 10	October 26, 2006

CONMED CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

ASSETS

	December 31,	September 30,
	2005	2006
Current assets:
Cash and cash equivalents	$3,454	$13,492
Accounts receivable, net	83,327	83,007
Inventories	152,428	154,701
Deferred income taxes	12,887	11,197
Other current assets	3,419	3,782
Total current assets	255,515	266,179
Property, plant and equipment, net	104,224	112,441
Goodwill, net	335,651	336,162
Other intangible assets, net	191,402	190,982
Other assets	16,991	14,036
Total assets	$903,783	$919,800

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$4,208	$3,053
Other current liabilities	57,924	64,830
Total current liabilities	62,132	67,883
Long-term debt	302,643	296,753
Deferred income taxes	62,554	65,678
Other long-term liabilities	23,448	26,486
Total liabilities	450,777	456,800

Shareholders' equity:
Capital accounts	202,810	199,536
Retained earnings	259,932	271,018
Accumulated other comprehensive loss	(9,736)	(7,554)
Total equity	453,006	463,000

Total liabilities and shareholders' equity	$903,783	$919,800

CONMED News Release Continued	Page 8 of 10	October 26, 2006

CONMED CORPORATION
CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS
(in thousands)
(unaudited)

	Nine months ended
	September 30,
	2005	2006
Cash flows from operating activities:
Net income	$29,187	$11,086
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	22,924	22,295
Share-based payment expense	-	2,599
Deferred income taxes	11,010	4,670
Sale of accounts receivable	(6,000)	(3,000)
Other, net	(18,329)	3,147
Net cash provided by operating activities	38,792	40,797

Cash flow from investing activities:
Purchases of property, plant, and equipment, net	(12,233)	(16,738)
Payments related to business acquisitions net of cash acquired	(364)	(2,463)
Proceeds from sale of equity investment	-	1,205
Net cash used in investing activities	(12,597)	(17,996)

Cash flow from financing activities:
Payments on debt	(29,451)	(142,045)
Proceeds of debt	6,000	135,000
Payments related to issuance of debt	-	(1,260)
Net proceeds from common stock issued under employee plans	16,576	2,103
Repurchase of common stock	(12,750)	(7,848)
Other, net	(5,595)	(502)
Net cash provided by financing activities	(25,220)	(14,552)

Effect of exchange rate change
on cash and cash equivalents	(3,246)	1,789

Net increase in cash and cash equivalents	(2,271)	10,038

Cash and cash equivalents at beginning of period	4,189	3,454

Cash and cash equivalents at end of period	$1,918	$13,492

CONMED News Release Continued	Page 9 of 10	October 26, 2006

CONMED CORPORATION
RECONCILIATION OF REPORTED NET INCOME TO NET INCOME
BEFORE UNUSUAL ITEMS
(In thousands except per share amounts)
(unaudited)
	Three months ended
	September 30,
	2005	2006

Reported net income	$7,914	$3,332

Acquisition-transition related costs included
in cost of sales	1,811	2,553

Plant closure costs	-	429

Termination of product offering	120	1,009

Other acquisition-related costs	659	628

Total other expense	779	2,066

Unusual expense before income taxes	2,590	4,619

Provision (benefit) for income taxes on unusual expense	(894)	(1,663)

Net income before unusual items	$9,610	$6,288

Per share data:

Reported net income
Basic	$0.27	$0.12
Diluted	0.26	0.12

Net income before unusual items
Basic	$0.33	$0.23
Diluted	0.32	0.22

Management has provided the above reconciliation of net income before unusual items as an additional measure that investors can use to compare operating performance between reporting periods. Management believes this reconciliation provides a useful presentation of operating performance.

CONMED News Release Continued	Page 10 of 10	October 26, 2006

CONMED CORPORATION
RECONCILIATION OF REPORTED NET INCOME TO NET INCOME
BEFORE UNUSUAL ITEMS
(In thousands except per share amounts)
(unaudited)

	Nine months ended
	September 30,
	2005	2006

Reported net income	$29,187	$11,086

Acquisition-transition related costs included
in cost of sales	5,976	7,142

Plant closure costs	-	429

Write-off of inventory in settlement of a patent dispute	-	595

Environmental settlement costs	698	-

Termination of product offering	1,069	1,092

Other acquisition-related costs	3,488	2,104

Total other expense	5,255	4,220

Loss on early extinguishment of debt	-	678

Unusual expense before income taxes	11,231	12,040

Provision (benefit) for income taxes on unusual expense	(3,875)	(4,335)

Net income before unusual items.	$36,543	$18,791

Per share data:

Reported net income
Basic	$0.99	$0.40
Diluted	0.98	0.39

Net income before unusual items
Basic	$1.24	$0.67
Diluted	1.22	0.67

Management has provided the above reconciliation of net income before unusual items as an additional measure that investors can use to compare operating performance between reporting periods. Management believes this reconciliation provides a useful presentation of operating performance.